UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A
(Amendment No. 2)

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):               January 31, 2019

Solitron Devices, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-04978
(State or Other Jurisdiction of Incorporation)	(Commission File Number)

3301 Electronics Way, West Palm Beach, Florida	33407
(Address of Principal Executive Offices)	(Zip Code)

(561) 848-4311
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Section 4 – Matters Related to Accountants and Financial Statements

Item 4.01.
Changes in Registrant's Certifying Accountant.

We have read the letter provided by BDO USA LLP and filed as Exhibit 16.1 to the Form 8-K/A filed by Solitron Devices, Inc. (“Solitron” or the “Company”) on February 1, 2019 in response to the Form 8-K Solitron filed on January 17, 2019 (the “Original Form 8-K”), and we have the following comments:

With respect to any statements in BDO’s letter that express a disagreement or provide that BDO has no basis to agree or disagree that are not discussed below, Solitron stands by the disclosures made in the Original Form 8-K.

Fifth Paragraph

In its response and relating to the fifth paragraph of the disclosure under Item 4.01 in the Original Form 8-K, BDO stated “We did not communicate that the proper treatment of the fiscal 2017 inventory adjustment (the excess and obsolescence “E&O” charge) was a change in accounting principle, nor did we communicate that a restatement was necessary.” Solitron stands by its assertion that there was a resolved disagreement and believes BDO’s response to the SEC was disingenuous. Beginning around May 2017 and continuing throughout 2017, we believe BDO repeatedly made comments to Solitron in meetings that a change in estimate is a change in policy and requires a restatement. Thus, while BDO did not state specifically that Solitron’s inventory adjustment was a change in accounting principle, BDO stated that all changes in estimate, or valuation, are changes in policy requiring a restatement. None of the comments were in writing but that is consistent with us receiving limited written communications from BDO.

When Solitron brought in an outside consultant the disagreement was one of the issues we requested the consultant address. In the September 27, 2017 meeting between Solitron and the consultant, the consultant confirmed management’s understanding of the difference between a change in estimate and a change in policy – a change in policy is a change from one accounting principle to another (e.g. LIFO to FIFO), while a change in estimate is a change in valuation methodology (e.g., uncollectable receivables, inventory obsolescence). In our October 17, 2017 telephonic meeting with BDO and Solitron’s consultant, BDO’s audit partner stated that he sees a change in valuation as a change in policy requiring a restatement (source: meeting notes by Solitron’s CEO). Solitron’s consultant specifically addressed the issue in a memo provided to BDO dated December 8, 2017.

In its response BDO disagreed with Solitron’s sentence “Solitron provided BDO with authoritative analysis on December 8, 2017 that the proper treatment was change in estimate to resolve the matter.” Presumably BDO disagreed that the matter was resolved at that time not whether they received a memo. If so, BDO failed to communicate those concerns to Solitron in a timely manner.

Sixth Paragraph

In its response and relating to the sixth paragraph of the disclosure under Item 4.01 in the Original Form 8-K, BDO stated that “We disagreed with the Company’s initial approach to the Section 10A investigation. The Company adjusted its approach which resolved this disagreement.” Solitron believes these statements are inaccurate. There was no disagreement on the approach to the Section 10A investigation. Solitron disagreed whether a Section 10A investigation was warranted. Solitron had already conducted an internal review of the issues that it was aware of. There were four issues:

1.
February 9, 2016 journal entry anomaly – BDO never communicated any concern to Solitron prior to its inclusion in BDO’s demand for a Section 10A investigation. Solitron had already reviewed the journal entry four months earlier. It resulted in expensing of wafers for $20,000, an immaterial amount.

2.
August 11, 2017 Analysis – this concerned assertions in a draft memo from management to BDO that was subsequently withdrawn and superseded by the December 8, 2017 memo written with the assistance of an outside consultant. The December 2017 memo concluded that Solitron’s original (historical) inventory valuation approach was in compliance with GAAP, other than the inventory reactivation errors that were not material, that no unlawful acts had occurred, no meaningful improper benefits had been gained by prior management, and that the June 24, 2016 journal entry by the former CEO did not violate GAAP. BDO had made the same determination regarding the June 24, 2016 journal entry when informed of it in October of 2016.

3.
Properly Maintaining Historical Inventory Reserves – this should not have been an issue as management and its consultant had already determined in its December 2017 memo that there was no failure to maintain historical inventory reserves and that the February 2017 year-end inventory adjustment was a change in estimate.

4.
Change in position on method to determine inventory reserves - was primarily due to Solitron proving BDO’s error noted above on the difference between a change in estimate and a change in accounting principle, and BDO’s positive response toward tying inventory to existing orders, which Solitron later determined would violate GAAP.

The other item noted by BDO (competent evidential matter) was not part of the Section 10A investigation. We believe BDO was incorrect in its assertion that Solitron had failed to provide competent evidential matter since BDO acknowledges the audit was substantially completed when BDO was terminated by Solitron, and we believe that was accomplished with the same inventory files Solitron had been providing to BDO since May 2017 with only minor adjustments. Solitron had repeatedly communicated to BDO that the problem had not been Solitron’s failure to provide competent evidential matter, rather, the problem had been BDO’s failure to review and interact with what was provided.

BDO deemed Solitron’s internal review of issues unsatisfactory, even though BDO did not request to look at any of the evidence. BDO then requested Solitron hire outside counsel to review whether a Section 10A investigation was necessary. While not believing the request was appropriate, Solitron agreed and hired counsel. Approximately five weeks later, in January 2018, without looking at any evidence, BDO changed its position and demanded a Section 10A investigation.

Solitron believes the January 8, 2018 letter BDO sent to Solitron’s Audit Committee demanding the Section 10A investigation included a number of misleading and/or false statements and an inaccurate timeline. Solitron communicated its concerns in a conference call with BDO. BDO communicated that regardless of those issues it had determined a Section 10A investigation was necessary. BDO’s determination that a Section 10A investigation was required coupled with its unwillingness to discuss the issues or evidence placed Solitron in a difficult situation of either terminating BDO and facing a potential SEC inquiry or agreeing to a Section 10A investigation that it believed was unwarranted. The Audit Committee and Board believed they were left with little alternative but to agree. Subsequent to agreeing to the Section 10A investigation there were no disagreements or adjustments regarding the approach. It is important to note that the Section 10A investigation results were completely consistent with Solitron’s determinations.

In the sixth paragraph of the disclosure under Item 4.01 in the Original Form 8-K, Solitron stated, “Solitron asserted that it had properly maintained historical inventory reserves and that the related 2017 fiscal year-end adjustment was a change in estimate. BDO communicated that it did not agree with Solitron’s assertion.” In its response, BDO stated that “We have no basis to agree or disagree with the statements in the third and fourth sentences, because we are unclear what assertions are being referred to.” Solitron believes it is clear what the assertion is – “that it had properly maintained historical inventory reserves…”. Solitron believes that BDO demanded a Section 10A investigation on inventory related to years that had already been audited by a firm BDO had subsequently acquired, and in which there were no current concerns or allegations. The journal entry “anomaly” was not an anomaly, it was a closed out work order that resulted in expensing some of our wafers, and the previously expressed concerns in the August 11 Analysis had been withdrawn and superseded by the December 2017 memo. Yet BDO demanded a Section 10A investigation anyway.

Seventh Paragraph

Later in its response, in connection with the seventh paragraph of the disclosure under Item 4.01 in the Original Form 8-K, BDO stated that it disagreed with the following sentence, “Subsequent to the conclusion of the 10A investigation regarding Solitron’s historical inventory practices, BDO communicated to Solitron that it believes GAAP requires a company to classify inventory as short-term and/or long-term, whereby “all” inventory (irrespective of nature or type) not expected to be consumed within one year must be classified as long-term (non-current).” In its response, BDO stated that “BDO communicated that US GAAP requires an entity to evaluate the appropriate classification of inventory as a current or long-term asset.” Solitron believes BDO is once again being disingenuous in its response. BDO communicated more than that. Solitron had already evaluated the appropriate classification. BDO disagreed with the classification.

BDO adopted a methodology based on the use of subsequent information – information unavailable to management and its auditors at the time of its fiscal 2016 audit, GSK, who BDO acquired later in 2016. The methodology BDO used was that all inventory that was not issued/consumed within one year after the close of the 2016 fiscal year was reclassified as non-current (long-term). Using the subsequent information, BDO then calculated the amount of Solitron’s fiscal 2016 inventory that BDO believed needed to be reclassified as long-term (non-current). BDO did not provide Solitron with any authoritative basis to use subsequent information to revise a prior years’ audited financials. BDO then instructed Solitron to use the same methodology to calculate the amount of non-current inventory as of the end of fiscal 2017. If BDO did not adopt the methodology noted above, then Solitron believes it did a poor job of communicating how it determined the amount of reclassification. We therefore believe BDO’s response to the SEC was not accurate.

In connection with the seventh paragraph of the disclosure under Item 4.01 in the Original Form 8-K, BDO stated: “When the Section 10A investigation was completed, we requested management to consider the findings of the investigation in light of the inventory balances recorded as of February 28, 2017 and February 29, 2016.” Solitron does not know what BDO means by this statement. The findings of the investigation were consistent with the Company’s internal assessment - that no illegal acts took place, no improper benefits were received, and that the Company’s historical treatment of inventory was consistent with GAAP. Solitron believes it was BDO who needed to consider the findings of the investigation, not Solitron, since BDO requested Solitron prove its inventory policies again even though Solitron had already proven them prior to the investigation and again during the course of the investigation. BDO’s sentence implies something (“findings”) was uncovered during the investigation, when in fact nothing was uncovered by the investigation.

BDO’s next sentence jumps forward in time six months and stated the following, “In the last draft version, that we received from the Company, of its Form 10-K for the year ended February 28, 2017, dated November 19, 2018, the Company segregated amounts of long-term inventory on the balance sheets, $691,000 and $1.618 million, respectively, for February 28, 2017 and February 29, 2016 (representing approximately 19% and 44%, respectively, of the net inventory of approximately $3.7 million at each of those year ends), but did not disclose the material change to the February 29, 2016 balance sheet as a correction of an error.”

As noted previously, BDO determined the methodology, calculated the amount for fiscal 2016, and instructed Solitron to calculate the amount for fiscal 2017 using the same methodology. BDO initially presented the change to inventory as an adjustment. BDO then requested Solitron provide an explanation of why items that were not issued/consumed in the next fiscal year (i.e., one year) should not be considered non-current. Solitron explained why it believed its inventory should be classified as current; however, Solitron was willing to reclassify in order to complete the audit. BDO objected.

Solitron noted to BDO that the initial example they provided, Boston Beer, was not consistent with the position BDO stated was required under GAAP. Boston Beer kept two years’ worth of hops inventory in current assets. BDO then provided additional examples. The only one which was similar to Solitron was Natural Gas Services Group, which was also a BDO client. At the end of 2017 Natural Gas services Group reclassified 17% of its 2016 year-end inventory to non-current. Natural Gas Services Group did not treat the reclassification as an error. The company added a note in its 10-K stating “Certain reclassifications have been made to prior period amounts to conform to the current-year presentation. These reclassifications had no effect on the reported results of operations.” Solitron believed it was in a similar situation and communicated to BDO that it would use an identical approach and wording as Natural Gas Services Group; reclassification for comparative purposes. BDO rejected that approach as inconsistent with GAAP, even though it was the same approach BDO approved of in March of 2018 for Natural Gas Services Group. BDO did not provide Solitron with any explanation for the apparent inconsistency.

In its response, BDO stated that it disagrees with the sentence “Solitron’s treatment was similar to a BDO example provided to Solitron, and which example was for an entity’s financial reporting where BDO was the auditor.” Solitron fails to see how BDO can disagree with the statement.  BDO provided the example. BDO was and is the auditor for Natural Gas Services Group. In our November 19, 2018 email to BDO, Solitron made it clear that it was following the example of Natural Gas Services Group. BDO provided no explanation why Solitron’s treatment was not similar.

As noted above, Solitron was willing to reclassify in order to complete the audit. BDO notes that Solitron “did not disclose the material change to the February 29, 2016 balance sheet as a correction of an error.” Solitron performed a materiality assessment and concluded that the change was not material under the legal definition of materiality. In its response BDO agreed that it did not provide a materiality analysis to Solitron. Did BDO make its determination without an analysis? Solitron requested BDO provide support for its conclusion that there was a material change and that there was indeed an error. BDO did not provide such support.

Ninth Paragraph

In connection with the ninth paragraph of the disclosure under Item 4.01 in the Original Form 8-K, BDO stated that it disagreed with Solitron’s statement that there were no reportable events as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K. BDO notes that it provided a draft communication to Solitron noting material weaknesses. Solitron does not dispute that it received the draft communication but notes that 1) the weaknesses noted were only in draft correspondence, and not discussed with the Company; and 2) none of the weaknesses are reportable events as described under Item 304 of Regulation S-K (a)(1)(v)(A) through (D). (A) through (D) cover reportable events where the accountant formally advises the Company of items that impact the reliability of financial statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLITRON DEVICES, INC.

Date: February 15, 2019	By:	/s/ Tim Eriksen
Tim Eriksen
Chief Executive Officer and Interim Chief Financial Officer